Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of EverQuote, Inc. of our report dated March 1, 2021, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matters discussed in the second paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is August 9, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Amendment No. 1 to EverQuote, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 12, 2021